SoFi Reports First Quarter 2025 with Record Net Revenue of $772 Million, Record Member and Product Growth, Net Income of $71 Million

Adjusted Net Revenue up 33% year-over-year to a record $771 million
Adjusted EBITDA up 46% to a record $210 million
Fee-based Revenue up 67% to a record $315 million
Member growth up 34% to a record 10.9 million members
Product growth up 35% to a record 15.9 million products
Management Raises 2025 Guidance

SAN FRANCISCO, Calif. – (BUSINESS WIRE) – April 29, 2025 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its first quarter ended March 31, 2025.
“We are off to a tremendous start in 2025. In Q1, we delivered durable growth and strong returns driven by our relentless focus on product innovation and brand building,” said Anthony Noto, CEO of SoFi. “We delivered our highest revenue growth rate in five quarters, driven by new records in members, products, and fee-based revenue. These results demonstrate the strength of SoFi's unique strategy, combination of businesses, and product architecture, which give us a sustainable competitive advantage with the highest lifetime value per member. This allows us to innovate unmatched products and services that help members spend less than they make and invest the rest so they can get their money right and realize their ambitions. With strong momentum in the first quarter, we are both accelerating our rate of innovation and increasing our financial guidance for 2025.”
Consolidated Results Summary

	Three Months Ended March 31,		% Change
($ in thousands, except per share amounts)	2025	2024
Consolidated – GAAP
Total net revenue	$771,759	$644,995	20%
Net income	71,116	88,043	(19)%
Net income attributable to common stockholders – diluted	71,455	22,523	217%
Earnings per share attributable to common stockholders – diluted	$0.06	$0.02	200%
Consolidated – Non-GAAP(1)
Adjusted net revenue	$770,720	$580,648	33%
Adjusted EBITDA	210,337	144,385	46%
Adjusted net income	71,116	88,043	(19)%
Adjusted net income attributable to common stockholders – diluted	71,455	22,523	217%
Adjusted earnings per share – diluted	$0.06	$0.02	200%
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(1)For more information and reconciliations of these non-GAAP measures to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
Product Highlights
•Set new records in members and products. A record 800,000 new members joined SoFi in the quarter, up 34% to 10.9 million. The company recorded 1.2 million new products, up 35% from the prior year to 15.9 million products.
•Doubled revenue in Financial Services through rapid innovation. SoFi’s fastest growing segment reached $303 million in revenue, driven by strong adoption of SoFi Money, rapid expansion of the Loan Platform Business, and innovations in SoFi Invest including improved user experience and an expanded partnership with Templum, unlocking access to a broader range of investment opportunities.

•Expanded the Loan Platform Business with over $8 billion in new commitments. With strong demand for SoFi’s personal loans, the company has finalized deals with Blue Owl, Fortress, and Edge Focus so far in 2025, and originated $1.6 billion in loans on behalf of third parties in Q1 alone.
•Accelerated loan originations and continued to expand products. Including the Loan Platform Business, SoFi originated a record $7.2 billion in loans in the quarter. With stronger technology and fulfillment capabilities and a new home equity offering launched within the past year, SoFi grew home loan originations by 54% from the first quarter of 2024. A planned personal loan product for prime credit card customers with revolving balances and a new SmartStart student loan refinancing product will give members more ways to get their money right.
•Further improved credit performance. SoFi’s annualized charge-off rate decreased from 3.37% to 3.31% for personal loans and from 62 basis points to 47 basis points for student loans compared to the fourth quarter of 2024. The on-balance sheet 90-day delinquency rate for personal loans decreased for the fourth consecutive quarter.
•Strengthened brand awareness to attract more members to SoFi’s ecosystem. With continued investment to build SoFi into a trusted household name, strong unaided brand awareness continued through the quarter at 7%. The company completed the inaugural season of TGL presented by SoFi, a new tech-driven stadium golf league that attracted over 20 million total viewers, and announced a new partnership with the Country Music Association’s CMA Fest.
•Launched new, fee-based subscription option for SoFi Plus. Nearly 90% of new SoFi Plus subscribers were existing members, demonstrating the value of making this product more accessible. Of these members, nearly 30% adopt an additional product within 30 days of enrollment. Among SoFi Plus subscribers who are completely new to SoFi, over 75% adopt at least a second product, and over 40% adopt a third product within 30 days of enrollment.
Consolidated Results
SoFi reported a number of key financial achievements. For the first quarter of 2025, GAAP net revenue of $771.8 million increased 20% relative to the prior-year period's $645.0 million. Record adjusted net revenue of $770.7 million grew 33% from the corresponding prior-year period of $580.6 million.
For the first quarter of 2025, total fee-based revenue reached a record of $315.4 million, a year-over-year increase of 67%. This was driven by strong performance from our Loan Platform Business, as well as origination fee revenue, referral fee revenue, interchange fee revenue and brokerage fee revenue. Together, the Financial Services and Technology Platform segments generated $406.5 million of net revenue, an increase of 66% from the prior year period.
SoFi reported its sixth consecutive quarter of GAAP profitability. For the first quarter of 2025, GAAP net income reached $71.1 million and diluted earnings per share reached $0.06.
First quarter record adjusted EBITDA of $210.3 million increased 46% from the prior year period's $144.4 million. This represents an adjusted EBITDA margin of 27%. All three segments delivered strong contribution profit, at attractive margins.
Equity grew by $153.4 million during the quarter, ending at $6.7 billion and $6.05 of book value per share. Tangible book value grew by $167.1 million during the quarter, ending the period at $5.1 billion. Tangible book value per share was $4.58 at quarter-end, up from $3.90 per share in the prior year period.
Net interest income of $498.7 million for the first quarter was up 24% year-over-year. This was driven by a 23% increase in average interest-earning assets and a 82 basis points decrease in cost of funds, partially offset by a 55 basis points decrease in average asset yields year-over-year.

For the first quarter, net interest margin of 6.01% increased 10 basis points sequentially from 5.91%, primarily due to lower cost of funds. The average rate on deposits was 189 basis points lower than that of warehouse facilities, which translates to approximately $515 million of annual interest expense savings.
Member and Product Growth
Continued growth in both total members and products in the first quarter is the result of our continued investments in innovation and brand building and reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy.
Added a record 800,000 members in the first quarter of 2025, bringing total members over 10.9 million, up 34% from 8.1 million at the same prior year period.
Record product additions of 1.2 million in the first quarter of 2025, bringing total products to over 15.9 million, up 35% from 11.8 million at the same prior year period.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein. Beginning in the first quarter of 2024, new member and new product addition metrics for the relevant period reflect actual growth or declines in members and products that occurred in that period whereas the total number of members and products reflects not only the growth or decline of each metric in the current period but also additions or deletions due to prior period factors, if any.
(1)The company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
Financial Services products increased by 36% year-over-year to 13.8 million, primarily driven by continued demand for our SoFi Money, Relay and Invest products, and drove 90% of our total product growth. SoFi Money and SoFi

Relay grew to 5.5 million and 5.1 million products, respectively, both representing 41% year-over-year growth. One third of Relay-first members that adopt a second product go on to adopt at least one more product.
Lending products increased by 25% year-over-year to 2.1 million products, driven primarily by continued demand for personal, student and home loan products.
Technology Platform enabled accounts increased by 5% year-over-year to 158 million.
Financial Services Segment Results
For the first quarter of 2025, Financial Services segment net revenue of $303.1 million more than doubled from the prior year period. Net interest income of $173.2 million increased 45% year-over-year, primarily driven by growth in consumer deposits. Noninterest income of $129.9 million more than quadrupled year-over-year, and now represents nearly $520 million in annualized revenue.
In the first quarter, SoFi's Loan Platform Business added $96.1 million to our consolidated adjusted net revenue. Of this $92.8 million was driven by $1.6 billion of personal loans originated on behalf of third parties as well as referrals to third parties. Additionally, our Loan Platform Business generated $3.3 million in servicing cash flow which is recorded in our Lending segment.
In addition to our Loan Platform Business, SoFi continued to see healthy growth in interchange fee revenue in the first quarter, up 90% year-over-year, respectively, as a result of nearly $16 billion in total annualized spend in the quarter across Money and Credit Card.
Contribution profit for the first quarter of 2025 reached $148.3 million, a $111.2 million improvement from the prior year period, while contribution margin grew 24 percentage points year-over-year to 49%. This is a reflection of the strong operating leverage generated in the segment, with directly attributable expenses increasing only 40%.

Financial Services – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2025	2024	% Change
Net interest income	$173,199	$119,713	45%
Noninterest income	129,920	30,838	321%
Total net revenue – Financial Services	303,119	150,551	101%
Provision for credit losses	(5,639)	(7,165)	(21)%
Directly attributable expenses	(149,148)	(106,212)	40%
Contribution profit – Financial Services	$148,332	$37,174	299%
Contribution margin – Financial Services(1)	49%	25%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by 3.7 million, or 36%, year-over-year, bringing the total to 13.8 million at quarter-end. SoFi Money reached 5.5 million products, Relay reached 5.1 million products and SoFi Invest reached 2.7 million products by the end of the first quarter.
Monetization continues to improve with annualized revenue per product of $88 during the first quarter, up 48% year-over-year.
In the first quarter of 2025, total deposits grew to $27.3 billion, with over 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) coming from direct deposit members.

Financial Services – Products	March 31,
	2025	2024	% Change
Money(1)	5,477,472	3,880,021	41%
Invest	2,684,658	2,224,705	21%
Credit Card	306,106	254,617	20%
Referred loans(2)	102,986	59,555	73%
Relay	5,094,484	3,613,686	41%
At Work	119,886	92,389	30%
Total financial services products	13,785,592	10,124,973	36%
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(1)Includes checking and savings accounts held at SoFi Bank, and cash management accounts.
(2)Limited to loans wherein we provide third party fulfillment services as part of our Loan Platform Business.
Technology Platform Segment Results
Technology Platform segment net revenue of $103.4 million for the first quarter of 2025 increased 10% year-over-year. Contribution profit of $30.9 million reflected contribution margin of 30%.
SoFi continues to diversify its Technology Platform client base beyond financial services companies. During the quarter, SoFi launched a first-of-its-kind co-branded debit card program with Wyndham Hotels & Resorts. The investment made in building this new capability will help the business win additional consumer-brand clients. SoFi also recently signed a deal with Mercantil Banco, which offers personal and business banking services in Panama and will use our Cyberbank Digital banking platform.

Technology Platform – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2025	2024	% Change
Net interest income	$413	$501	(18)%
Noninterest income	103,014	93,865	10%
Total net revenue – Technology Platform	103,427	94,366	10%
Directly attributable expenses	(72,514)	(63,624)	14%
Contribution profit	$30,913	$30,742	1%
Contribution margin – Technology Platform(1)	30%	33%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
Technology Platform total enabled client accounts increased 5% year-over-year, to 158.4 million up from 151.0 million in the prior-year period.

Technology Platform	March 31,
	2025	2024	% Change
Total accounts	158,432,347	151,049,375	5%
Lending Segment Results
For the first quarter of 2025, Lending segment GAAP net revenue of $413.4 million increased 25% from the prior year period, while adjusted net revenue for the segment of $412.3 million increased 27% from the prior year period.
Lending segment performance in the first quarter was driven by net interest income, which rose 35% year-over-year, primarily driven by growth in average loan balances of 22%.
Lending segment first quarter contribution profit of $238.9 million was up 15% from $207.7 million in the corresponding prior-year period. Lending segment adjusted contribution margin was strong at 58%. This strong margin reflects our ability to capitalize on continued strong demand for our lending products.

Lending – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2025	2024	% Change
Net interest income	$360,621	$266,536	35%
Noninterest income	52,752	63,940	(17)%
Total net revenue – Lending	413,373	330,476	25%
Servicing rights – change in valuation inputs or assumptions	(1,074)	(5,226)	(79)%
Residual interests classified as debt – change in valuation inputs or assumptions	35	73	(52)%
Directly attributable expenses	(173,399)	(117,604)	47%
Contribution profit – Lending	$238,935	$207,719	15%
Contribution margin – Lending(1)	58%	63%

Adjusted net revenue – Lending (non-GAAP)(2)	$412,334	$325,323	27%
Adjusted contribution margin – Lending (non-GAAP)(2)	58%	64%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
(2)For more information and a reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans At Fair Value
($ in thousands)	Personal Loans	Student Loans	Home Loans	Total
March 31, 2025
Unpaid principal	$16,825,564	$9,053,359	$344,246	$26,223,169
Accumulated interest	126,203	49,501	1,069	176,773
Cumulative fair value adjustments(1)	917,463	468,597	11,518	1,397,578
Total fair value of loans(2)(3)	$17,869,230	$9,571,457	$356,833	$27,797,520
December 31, 2024
Unpaid principal	$16,589,623	$8,215,629	$149,862	$24,955,114
Accumulated interest	128,733	44,603	260	173,596
Cumulative fair value adjustments(1)	814,040	337,136	2,374	1,153,550
Total fair value of loans(2)(3)	$17,532,396	$8,597,368	$152,496	$26,282,260
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(1) During the three months ended March 31, 2025, the cumulative fair value adjustments for personal loans were impacted by a higher unpaid principal balance, a lower weighted average discount rate and a lower weighted average annual default rate partially offset by a higher weighted average conditional prepayment rate and a lower weighted average coupon. The lower discount rate was driven by a 34 basis points decrease in benchmark rates and 8 basis points of spread tightening. The cumulative fair value adjustments for student loans were impacted by a higher unpaid principal balance, a lower weighted average discount rate, a higher weighted average coupon, a lower weighted average annual default rate and a lower weighted average conditional prepayment rate. The lower discount rate was driven by a 38 basis points decrease in benchmark rates partially offset by 20 basis points of spreads widening.
(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.
(3) Student loans are classified as loans held for investment, and personal loans and home loans are classified as loans held for sale.
The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	March 31, 2025	December 31, 2024	March 31, 2025	December 31, 2024
Weighted average coupon rate(1)	13.30%	13.44%	6.01%	5.91%
Weighted average annual default rate	4.37%	4.55%	0.67%	0.73%
Weighted average conditional prepayment rate	26.53%	26.01%	10.93%	10.95%
Weighted average discount rate	4.87%	5.29%	4.22%	4.40%
Benchmark rate(2)	3.74%	4.08%	3.66%	4.04%
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(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.

(2)Corresponds with two-year SOFR for personal loans, and four-year SOFR for student loans.
For the first quarter of 2025, record origination volume of $7.2 billion increased 66% year-over-year. This was a result of continued strong member demand for personal loans, student loans and home loans as well as strong demand from capital markets partners.
Personal loan record originations of $5.5 billion in the first quarter of 2025 were up 69% year-over-year, inclusive of $1.6 billion originated on behalf of third parties for our Loan Platform Business. First quarter student loan volume of $1.2 billion was up 59% year-over-year. Home equity loan originations were a record during the first quarter, accounting for more than one-third of total home loan volume. In total, home loan volume was $518 million, an increase of 54% year-over-year.
Capital markets activity in the first quarter of 2025 was very strong. Overall, SoFi sold, or transferred through our Loan Platform Business, more than $3.1 billion in total of personal loans and home loans. In terms of personal loans, we closed $1.1 billion of sales in whole loan form at a blended execution of 106.2%. In terms of home loan sales, we closed $322 million at a blended execution of 102.1%.
In addition to our personal and home loan sales, SoFi executed a $698 million co-contributor securitization of loans previously originated through our Loan Platform Business. This was the first securitization of new collateral in our SoFi Consumer Loan Program (SCLP) since 2021 and the first using collateral originated in the Loan Platform Business. Importantly, this channel provides our partners with meaningful liquidity to support their ongoing investment in the Loan Platform Business. The transaction priced at industry-leading cost-of-funds levels, with a weighted average spread of 87 basis points and an all-in yield of 5.10%.
Credit performance further strengthened in the first quarter. The on-balance sheet 90 day delinquency rate for personal loans decreased from 55 basis points to 46 basis points, while the on-balance sheet 90 day delinquency rate for student loans was 13 basis points, in line with the prior quarter.
Personal loan annualized charge-off rate decreased to 3.31% from 3.37% in the prior quarter, including the impact of asset sales, new originations and the delinquency sales in the quarter. Had SoFi not sold these late stage delinquent loans, it is estimated that, including recoveries, they would have had an all-in annualized net charge-off rate for personal loans of approximately 4.8% vs. 4.9% in the prior quarter.
The data continues to support a 7–8% maximum life of loan loss assumption for personal loans, in line with SoFi's underwriting tolerance.
Recent vintages, originated from the fourth quarter of 2022 to the second quarter of 2024 have net cumulative losses of 4.09%, with 43% unpaid principal balance remaining. This is     well below the 5.53% observed at the same point in time for the 2017 vintage which is the last vintage that approached our 7-8% tolerance. The gap between the newer cohort curve and the 2017 cohort curve improved by 16 basis points, after improving 15 basis points in the fourth quarter of 2024, demonstrating continued improvement.
Additionally, of the first quarter of 2020 through the fourth quarter of 2024 originations, 59% of principal has already been paid down, with 6.7% in net cumulative losses. Therefore, for life-of-loan losses on this entire cohort of loans to reach 8%, the charge-off rate on the remaining 41% of unpaid principal would need to be approximately 10%. This would be well above past levels, providing further confidence in achieving loss rates below our 8% tolerance.

Lending – Originations and Average Balances
	Three Months Ended March 31,		% Change
	2025	2024
Origination volume ($ in thousands, during period)
Personal loans(1)	$5,536,841	$3,278,882	69%
Student loans	1,191,463	751,680	59%
Home loans	517,758	336,148	54%
Total	$7,246,062	$4,366,710	66%
Average loan balance ($, as of period end)(2)
Personal loans	$25,598	$24,259	6%
Student loans	43,103	44,448	(3)%
Home loans	268,674	282,917	(5)%
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(1)Inclusive of origination volume related to our Loan Platform Business.
(2)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on our balance sheet, as well as transferred loans and referred loans with which SoFi has continuing involvement through our servicing agreements.

Lending – Products	March 31,
	2025	2024	% Change
Personal loans(1)	1,507,344	1,152,688	31%
Student loans	583,914	521,835	12%
Home loans	38,575	30,632	26%
Total lending products	2,129,833	1,705,155	25%
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(1)Includes loans which we originate as part of our Loan Platform Business.
Guidance and Outlook
Given the strong start to the year, management is increasing its 2025 guidance.
For the full year 2025, management now expects to deliver adjusted net revenue of $3.235 to $3.310 billion, which is $35 million higher than the prior guidance range of $3.200 to $3.275 billion. This implies 24% to 27% annual growth versus 23% to 26% in our prior guidance. Management expects adjusted EBITDA of $875 to $895 million, above prior guidance of $845 to $865 million. This represents an incremental EBITDA margin of 27%, consistent with our long term investment philosophy. SoFi expects GAAP net income of $320 to $330 million, above prior guidance of $285 to $305 million, representing an incremental margin of 9% when excluding 2024 non-recurring income tax benefits and gains on convertible notes. Lastly, SoFi expects GAAP EPS of $0.27 to $0.28 cents per share, above prior guidance of $0.25 to $0.27 cents per share. This guidance assumes a tax rate of 26% for the remainder of the year.
Management expects growth in tangible book value of approximately $585 to $600 million.
Management expects to add at least 2.8 million new members in 2025, which represents 28% growth from 2024 levels.
In the second quarter of 2025, management expects to generate $785 to $805 million of adjusted net revenue, $200 to $210 million of adjusted EBITDA, $60 to $70 million of GAAP net income and $0.05 to $0.06 of GAAP EPS.
Management will further address full-year guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for second quarter of 2025 and full year 2025 adjusted net revenue, annual growth rate, adjusted EBITDA, adjusted EBITDA margin, GAAP net income, GAAP net income incremental margin, GAAP EPS, tangible book value, and new members, our expectations regarding our ability to continue to grow our business, build our brand and launch new business lines and products, our ability to continue to attract and execute deals, our ability to continue to improve our financials and increase our member, product and total accounts count, our ability to achieve diversified and more durable growth, including our ability to continue to grow our Loan Platform Business, our ability to continue the momentum seen in prior financial periods, our ability to have loss rates below 8%, our ability to navigate the macroeconomic, geopolitical and regulatory environment, any changes in demand for our products, and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “achieve”, “believe”, “continue”, “expect”, “capable” “future”, “growth”, “may”, “opportunity”, “plan”, “potential”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and our ability to respond and adapt to changing market and economic conditions, including economic downturns, fluctuating inflation and interest rates, and volatility from macroeconomic, global, and political events, including announced or planned tariffs; (ii) our ability to maintain net income profitability, continue to increase fee-based revenue streams, continue to grow across our segments in the future, as well as our ability to meet our guidance; (iii) the impact on our business of the regulatory environment, changes in governmental policies, changes in personnel and resources of the governmental agencies that regulate us, and complexities with compliance related to such environment; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to continue to drive brand awareness and realize the benefits of our marketing and advertising campaigns; (vi) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (vii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (viii) our ability to access sources of capital on acceptable terms or at all; (ix) the success of our continued investments in our business; (x) our ability to expand our member base and increase our product adds; (xi) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xii) our ability to cater to a broad range of clients and continue to execute deals with current or future business partners; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our ability to maintain the security and reliability of our products; and (xviii) the outcome of any legal or governmental proceedings instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last annual report on Form 10-K, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission. These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about certain non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). Our management and Board of Directors uses these non-GAAP measures to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that these non-GAAP measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures. Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
About SoFi
SoFi Technologies (NASDAQ: SOFI) is a one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. Over 10.9 million members trust SoFi to borrow, save, spend, invest, and protect their money – all in one app – and get access to financial planners, exclusive experiences, and a thriving community. Fintechs, financial institutions, and brands use SoFi’s technology platform Galileo to build and manage innovative financial solutions across 158.4 million global accounts. For more information, visit www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (X and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Contact

Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

SOFI-F

FINANCIAL TABLES
(Unaudited)
1.    Condensed Consolidated Statements of Operations and Comprehensive Income
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets
4.    Average Balances and Net Interest Earnings Analysis
5.    Company Metrics
6.    Segment Financials
7.    Disaggregated Revenue
8.    Analysis of Charge-Offs
9.    Regulatory Capital

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(In Thousands, Except for Per Share Data)

	Three Months Ended March 31,
	2025	2024
Interest income
Loans and securitizations	$712,876	$620,228
Other	50,936	45,683
Total interest income	763,812	665,911
Interest expense
Securitizations and warehouses	28,144	40,921
Deposits	225,399	211,451
Corporate borrowings	11,428	10,711
Other	115	110
Total interest expense	265,086	263,193
Net interest income	498,726	402,718
Noninterest income
Loan origination, sales, and securitizations	48,358	57,000
Servicing	4,447	6,974
Technology products and solutions	86,437	85,672
Loan platform fees	92,750	10,714
Other	41,041	81,917
Total noninterest income	273,033	242,277
Total net revenue	771,759	644,995
Provision for credit losses	5,678	7,182
Noninterest expense
Technology and product development	156,206	130,920
Sales and marketing	238,176	167,366
Cost of operations	135,520	100,061
General and administrative	156,397	145,240
Total noninterest expense	686,299	543,587
Income before income taxes	79,782	94,226
Income tax expense	(8,666)	(6,183)
Net income	$71,116	$88,043

Earnings per share
Earnings per share – basic	$0.06	$0.08
Earnings per share – diluted	$0.06	$0.02
Weighted average common stock outstanding – basic	1,097,994	982,617
Weighted average common stock outstanding – diluted	1,185,466	1,042,477

Table 2
Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Revenue
Adjusted net revenue is a non-GAAP measure. Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust total net revenue to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations. In addition, management uses this measure to better decide on the proper expenses to authorize for each of our operating segments, to ultimately help achieve target contribution profit margins.
The following table reconciles adjusted net revenue to total net revenue, the most directly comparable GAAP measure:

	Three Months Ended March 31,
($ in thousands)	2025	2024
Total net revenue (GAAP)	$771,759	$644,995
Servicing rights – change in valuation inputs or assumptions(1)	(1,074)	(5,226)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	35	73
Gain on extinguishment of debt(3)	—	(59,194)
Adjusted net revenue (non-GAAP)	$770,720	$580,648
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
The following table reconciles adjusted net revenue for the Lending segment to total net revenue, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended March 31,
($ in thousands)	2025	2024
Lending
Total net revenue – Lending (GAAP)	$413,373	$330,476
Servicing rights – change in valuation inputs or assumptions(1)	(1,074)	(5,226)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	35	73
Adjusted net revenue – Lending (non-GAAP)	$412,334	$325,323
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Noninterest Income
Adjusted noninterest income is a non-GAAP measure. Adjusted noninterest income is defined as noninterest income, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust noninterest income to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations.

The following table reconciles adjusted noninterest income to noninterest income, the most directly comparable GAAP measure:

	Three Months Ended March 31,
($ in thousands)	2025	2024
Noninterest income (GAAP)	$273,033	$242,277
Servicing rights – change in valuation inputs or assumptions(1)	(1,074)	(5,226)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	35	73
Gain on extinguishment of debt(3)	—	(59,194)
Adjusted noninterest income (non-GAAP)	$271,994	$177,930
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
The following table reconciles adjusted noninterest income for the Lending segment to noninterest income, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended March 31,
($ in thousands)	2025	2024
Lending
Noninterest income – Lending (GAAP)	$52,752	$63,940
Servicing rights – change in valuation inputs or assumptions(1)	(1,074)	(5,226)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	35	73
Adjusted noninterest income – Lending (non-GAAP)	$51,713	$58,787
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Contribution Margin and Incremental Adjusted Contribution Margin — Lending
Adjusted contribution margin and incremental adjusted contribution margin are non-GAAP measures and relate only to our Lending segment. Adjusted contribution margin is defined as segment contribution profit for the Lending segment, divided by adjusted net revenue for the Lending segment, a non-GAAP measure. Incremental adjusted contribution margin is defined as the change in segment contribution profit for our Lending segment, divided by change in adjusted net revenue for the Lending segment. See ‘Adjusted Net Revenue’ above for a reconciliation of Lending segment adjusted net revenue.
Management believes adjusted contribution margin metrics are useful because they enable management and investors to assess the underlying operating performance of our Lending segment, by removing the impact of changes in volume over periods to present a comparable view of segment contribution profit, which is a measure of the direct profitability of each of our reportable segments, as a percentage of segment adjusted net revenue for the Lending segment during each period.

The following table presents a reconciliation of adjusted contribution margin and incremental adjusted contribution margin for our reportable Lending segment:

	Three Months Ended March 31,		2025 vs 2024
($ in thousands)	2025	2024	$ Change
Lending
Contribution profit – Lending (GAAP)	$238,935	$207,719	$31,216
Net revenue – Lending (GAAP)	413,373	330,476	82,897
Contribution margin – Lending (GAAP)(1)	58%	63%
Incremental contribution margin – Lending (GAAP)(1)	38%

Adjusted net revenue – Lending (non-GAAP)(2)	$412,334	$325,323	$87,011
Adjusted contribution margin – Lending (non-GAAP)	58%	64%
Incremental adjusted contribution margin – Lending (non-GAAP)	36%
___________________
(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue. Incremental contribution margin for each of our reportable segments is defined as the change in segment contribution profit divided by change in net revenue.
(2)Refer to ‘Adjusted Net Revenue’ above for reconciliation of this non-GAAP measure.
Adjusted EBITDA, Adjusted EBITDA Margin and Incremental Adjusted EBITDA Margin
Adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are non-GAAP measures. Adjusted EBITDA is defined as net income, adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) restructuring charges, (vi) impairment expense (inclusive of goodwill impairment and property, equipment and software abandonments), (vii) transaction-related expenses, (viii) foreign currency impacts related to operations in highly inflationary countries, (ix) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, (x) gain on extinguishment of debt, and (xi) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance.
Adjusted EBITDA margin is computed as adjusted EBITDA divided by adjusted net revenue. Incremental adjusted EBITDA margin is defined as the change in adjusted EBITDA, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are useful measures for period-over-period comparisons of our business. These measures enable management and investors to assess our core operating performance or results of operations by removing the effects of certain non-cash items and charges, as well as the impact of changes in volume over periods as applicable. In addition, management uses these measures to help evaluate cash flows generated from operations and the extent of additional capital, if any, required to invest in strategic initiatives.

The following table reconciles adjusted EBITDA to net income, the most directly comparable GAAP measure, and presents the computations of adjusted EBITDA margin and incremental adjusted EBITDA margin:

	Three Months Ended March 31,		2025 vs 2024
($ in thousands)	2025	2024	$ Change
Net income (GAAP)	$71,116	$88,043	$(16,927)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	11,428	10,711	717
Income tax expense(2)	8,666	6,183	2,483
Depreciation and amortization	55,283	48,539	6,744
Share-based expense	63,756	55,082	8,674
Restructuring charges(3)	851	—	851
Foreign currency impact of highly inflationary subsidiaries(4)	276	174	102
Servicing rights – change in valuation inputs or assumptions(5)	(1,074)	(5,226)	4,152
Residual interests classified as debt – change in valuation inputs or assumptions(6)	35	73	(38)
Gain on extinguishment of debt(7)	—	(59,194)	59,194
Total adjustments	139,221	56,342	82,879
Adjusted EBITDA (non-GAAP)	$210,337	$144,385	$65,952

Net income (GAAP)	$71,116	$88,043	$(16,927)
Total net revenue (GAAP)	771,759	644,995	126,764
Net income margin (GAAP)	9%	14%
Incremental net income margin (GAAP)	(13)%

Adjusted net revenue (non-GAAP)(8)	$770,720	$580,648	$190,072
Adjusted EBITDA margin (non-GAAP)	27%	25%
Incremental adjusted EBITDA margin (non-GAAP)	35%
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility, as well as interest expense and the amortization of debt discount and debt issuance costs on our convertible notes.
(2)The income tax expense recognized in both years was primarily attributable to the Company’s profitability and discrete tax benefits for stock compensation recorded in each quarter.
(3)Restructuring charges in the three months ended March 31, 2025 relate to legal entity restructuring.
(4)Foreign currency charges reflect the impacts of highly inflationary accounting for our operations in Argentina, which are related to our Technology Platform segment and commenced in the first quarter of 2022 with the Technisys Merger.
(5)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(6)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations..
(7)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
(8)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Tangible Book Value and Tangible Book Value per Common Share
Beginning in the fourth quarter of 2024, the Company modified the presentation of its tangible book value and tangible book value per share, which are non-GAAP measures. Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets, net of related deferred tax liabilities. Tangible book value per common share represents tangible book value at period-end divided by common stock outstanding at period-end. Prior periods were revised to conform with this presentation.
These measures are utilized by management in assessing our use of equity and capital adequacy. We believe that tangible book value presents a meaningful measure of net asset value, and tangible book value per share provides additional useful information to investors to assess capital adequacy.
The following table reconciles tangible book value to permanent equity, the most directly comparable GAAP measure, and presents the computation of permanent equity per common share and tangible book value per common share for the periods presented:

($ and shares in thousands, except per share amounts)	March 31, 2025	March 31, 2024
Permanent equity (GAAP)	$6,678,514	$5,825,605
Non-GAAP adjustments:
Goodwill	(1,393,505)	(1,393,505)
Intangible assets	(279,757)	(347,495)
Related deferred tax liabilities	55,780	30,437
Tangible book value (as of period end) (non-GAAP)	$5,061,032	$4,115,042

Common stock outstanding (as of period end)	1,104,104	1,056,491

Book value per common share (GAAP)	$6.05	$5.51
Tangible book value per common share (non-GAAP)	$4.58	$3.90
Adjusted Net Income, Adjusted Net Income Margin, Incremental Adjusted Net Income Margin and Adjusted EPS
Adjusted net income, adjusted net income margin, incremental adjusted net income margin and adjusted diluted earnings per share are non-GAAP measures. Adjusted net income is defined as net income, adjusted to exclude, as applicable, goodwill impairment expense and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance.
Adjusted diluted earnings per share (“adjusted EPS”) is a non-GAAP financial measure that adjusts GAAP diluted earnings per share. Adjusted EPS is computed by dividing net income attributable to common stockholders, adjusted to exclude, as applicable, goodwill impairment expense and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance, by the diluted weighted average number of shares of common stock outstanding during the period, excluding the dilutive impact of the 2029 convertible notes under the if-converted method for which the 2029 capped call transactions would deliver shares to offset dilution.
Adjusted net income margin is computed as adjusted net income divided by adjusted net revenue. Incremental adjusted net income margin is defined as the change in adjusted net income, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted net income, adjusted net income margin, incremental adjusted net income margin and adjusted EPS are useful because they enable management and investors to assess our core operating performance or results of operations, by removing the effects of certain non cash items and charges to present a comparable view for period over period comparisons of our business.

The following table: (i) reconciles adjusted net income to net income, the most directly comparable GAAP measure, (ii) reconciles adjusted EPS to diluted earnings per share, the most directly comparable GAAP measure, and (iii) presents the computations of adjusted net income margin and incremental adjusted net income margin.

	Three Months Ended March 31,		2025 vs 2024
($ and shares in thousands, except per share amounts)	2025	2024	$ Change
Net income (GAAP)	$71,116	$88,043	$(16,927)
Adjusted net income (non-GAAP)	$71,116	$88,043	$(16,927)

Numerator:
Net income attributable to common stockholders – diluted (GAAP)(1)	$71,455	$22,523
Adjusted net income attributable to common stockholders – diluted (non-GAAP)	$71,455	$22,523
Denominator:
Weighted average common stock outstanding – diluted	1,185,466	1,042,477
Non-GAAP adjustments:
Dilutive impact of 2029 convertible notes(2)	(31,412)	—
Adjusted weighted average common stock outstanding — diluted (non-GAAP)	1,154,054	1,042,477

Earnings per share – diluted (GAAP)(1)	$0.06	$0.02
Impact of adjustments per share	—	—
Adjusted earnings per share – diluted (non-GAAP)(1)	$0.06	$0.02

Net income margin (GAAP)	9%	14%

Adjusted net revenue (non-GAAP)(3)	$770,720	$580,648
Adjusted net income margin (non-GAAP)	9%	15%
Incremental adjusted net income margin (non-GAAP)	(9)%
____________________
(1)Diluted earnings per share and diluted net income attributable to common stockholders exclude gain on extinguishment of debt, net of tax, as well as interest expense incurred, net of tax, associated with convertible note activity during the period as evaluated under the if-converted method.
(2)This non-GAAP adjustment excludes the dilutive impact of the 2029 convertible notes at stock prices below $14.54, as the 2029 capped call transactions in place will deliver shares to offset dilution. At stock prices in excess of $14.54, the Company would have an obligation to deliver cash or additional shares in excess of the dilution protection provided by the 2029 capped call transactions.
(3)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$2,085,697	$2,538,293
Restricted cash and restricted cash equivalents	630,439	171,067
Investment securities (includes available-for-sale securities of $2,072,637 and $1,804,043 at fair value with associated amortized cost of $2,065,629 and $1,807,686, as of March 31, 2025 and December 31, 2024, respectively)	2,153,456	1,895,689
Loans held for sale, at fair value	18,226,063	17,684,892
Loans held for investment, at fair value	9,571,457	8,597,368
Loans held for investment, at amortized cost (less allowance for credit losses of $44,369 and $46,684, as of March 31, 2025 and December 31, 2024, respectively)	1,296,413	1,246,458
Servicing rights	389,780	342,128
Property, equipment and software	316,599	287,869
Goodwill	1,393,505	1,393,505
Intangible assets	279,757	297,794
Operating lease right-of-use assets	77,841	81,219
Other assets (less allowance for credit losses of $2,789 and $2,444, as of March 31, 2025 and December 31, 2024, respectively)	1,328,279	1,714,669
Total assets	$37,749,286	$36,250,951
Liabilities and permanent equity
Liabilities:
Deposits:
Interest-bearing deposits	$27,136,167	$25,861,400
Noninterest-bearing deposits	120,361	116,804
Total deposits	27,256,528	25,978,204
Accounts payable, accruals and other liabilities	674,385	556,923
Operating lease liabilities	93,135	97,389
Debt	3,046,145	3,092,692
Residual interests classified as debt	579	609
Total liabilities	31,070,772	29,725,817
Commitments, guarantees, concentrations and contingencies
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 1,104,104,203 and 1,095,357,781 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	110	109
Additional paid-in capital	7,910,058	7,838,988
Accumulated other comprehensive income (loss)	2,828	(8,365)
Accumulated deficit	(1,234,482)	(1,305,598)
Total permanent equity	6,678,514	6,525,134
Total liabilities and permanent equity	$37,749,286	$36,250,951

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis
(Unaudited)

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$2,738,657	$25,987	3.85%	$3,120,567	$37,268	4.80%
Investment securities	2,031,588	26,344	5.26	767,789	10,202	5.34
Loans	28,877,073	711,481	9.99	23,540,252	618,441	10.57
Total interest-earning assets	33,647,318	763,812	9.21	27,428,608	665,911	9.76
Total noninterest-earning assets	3,822,660			3,006,934
Total assets	$37,469,978			$30,435,542
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$1,988,318	$2,371	0.48%	$2,528,655	$11,398	1.81%
Savings deposits	23,694,819	216,671	3.71	14,317,371	162,445	4.56
Time deposits	502,562	6,357	5.13	2,974,750	37,608	5.08
Total interest-bearing deposits	26,185,699	225,399	3.49	19,820,776	211,451	4.29
Warehouse facilities	1,988,643	26,390	5.38	2,141,601	34,860	6.55
Securitization debt	73,781	581	3.20	333,957	3,658	4.40
Other debt	1,755,695	12,716	2.94	1,751,789	13,224	3.04
Total debt	3,818,119	39,687	4.22	4,227,347	51,742	4.92
Residual interests classified as debt	579	—	—	5,004	—	—
Total interest-bearing liabilities	30,004,397	265,086	3.58	24,053,127	263,193	4.40
Total noninterest-bearing liabilities	851,676			718,828
Total liabilities	30,856,073			24,771,955
Total temporary equity	—			320,374
Total permanent equity	6,613,905			5,343,213
Total liabilities, temporary equity and permanent equity	$37,469,978			$30,435,542

Net interest income		$498,726			$402,718
Net interest margin			6.01%			5.91%

Table 5
Company Metrics

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Members	10,915,811	10,127,323	9,372,615	8,774,236	8,131,720	7,541,860	6,957,187	6,240,091	5,655,711
Total Products	15,915,425	14,745,435	13,650,730	12,776,430	11,830,128	11,142,476	10,447,806	9,401,025	8,554,363
Total Products — Lending segment	2,129,833	2,010,354	1,890,761	1,786,580	1,705,155	1,663,006	1,593,906	1,503,892	1,416,122
Total Products — Financial Services segment	13,785,592	12,735,081	11,759,969	10,989,850	10,124,973	9,479,470	8,853,900	7,897,133	7,138,241
Total Accounts — Technology Platform segment	158,432,347	167,713,818	160,179,299	158,485,125	151,049,375	145,425,391	136,739,131	129,356,203	126,326,916

Total Products, excluding digital assets(1)	15,915,425	14,745,435	13,650,730	12,776,430	11,830,128	10,876,881	9,984,685	8,965,949	8,139,065
Total Products, excluding digital assets — Financial Services segment(1)	13,785,592	12,735,081	11,759,969	10,989,850	10,124,973	9,213,875	8,390,779	7,462,057	6,722,943
SoFi Invest, excluding digital assets(1)	2,684,658	2,525,059	2,394,367	2,332,045	2,224,705	2,115,046	2,001,951	1,880,701	1,795,617
___________________
(1)In the fourth quarter of 2023, we transferred the crypto services provided by SoFi Digital Assets, LLC, and began closing existing digital assets accounts and removing the account from Invest products. This process was completed in the first quarter of 2024.

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have access to our CFPs, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they are removed in accordance with our terms of service, in which case, we adjust our total number of members. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude. Beginning in the first quarter of 2024, we aligned our methodology for calculating member and product metrics with our member and product definitions to include co-borrowers, co-signers, and joint- and co-account holders, as applicable. Quarterly amounts for prior periods were determined to be immaterial and were not recast.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, inclusive of loans which we originate as part of our Loan Platform Business, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. The account of a co-borrower or co-signer is not considered a separate lending product.
In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of two products: active investing accounts and robo-advisory accounts. Our members can select any one or combination of the types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. The account of a joint- or co-account holder is considered a separate financial services product. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. We include intercompany accounts on the Galileo platform as a service in our total accounts metric to better align with the Technology Platform segment revenue which includes intercompany revenue. Intercompany revenue is eliminated in consolidation. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 6
Segment Financials
(Unaudited)

	Quarter Ended
($ and shares in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Lending
Net interest income	$360,621	$345,210	$316,268	$279,212	$266,536	$262,626	$265,215	$231,885	$201,047
Total noninterest income	52,752	72,586	79,977	61,493	63,940	90,500	83,758	99,556	136,034
Total net revenue	413,373	417,796	396,245	340,705	330,476	353,126	348,973	331,441	337,081
Adjusted net revenue – Lending(1)	412,334	422,783	391,892	339,052	325,323	346,541	342,481	322,238	325,086
Contribution profit – Lending(2)	238,935	245,958	238,928	197,938	207,719	226,110	203,956	183,309	209,898
Technology Platform
Net interest income	$413	$473	$629	$555	$501	$941	$573	$—	$—
Total noninterest income	103,014	102,362	101,910	94,883	93,865	95,966	89,350	87,623	77,887
Total net revenue(2)	103,427	102,835	102,539	95,438	94,366	96,907	89,923	87,623	77,887
Contribution profit – Technology Platform	30,913	32,107	32,955	31,151	30,742	30,584	32,191	17,154	14,857
Financial Services
Net interest income	$173,199	$160,337	$154,143	$139,229	$119,713	$109,072	$93,101	$74,637	$58,037
Total noninterest income	129,920	96,183	84,165	36,903	30,838	30,043	25,146	23,415	23,064
Total net revenue	303,119	256,520	238,308	176,132	150,551	139,115	118,247	98,052	81,101
Contribution profit (loss) – Financial Services(2)	148,332	114,855	99,758	55,220	37,174	25,060	3,260	(4,347)	(24,235)
Corporate/Other
Net interest income (expense)	$(35,507)	$(35,851)	$(40,030)	$(6,412)	$15,968	$17,002	$(13,926)	$(15,396)	$(23,074)
Total noninterest income (loss)	(12,653)	(7,175)	59	(7,245)	53,634	9,254	(6,008)	(3,702)	(837)
Total net revenue (loss)(2)	(48,160)	(43,026)	(39,971)	(13,657)	69,602	26,256	(19,934)	(19,098)	(23,911)
Consolidated
Net interest income	$498,726	$470,169	$431,010	$412,584	$402,718	$389,641	$344,963	$291,126	$236,010
Total noninterest income	273,033	263,956	266,111	186,034	242,277	225,763	192,246	206,892	236,148
Total net revenue	771,759	734,125	697,121	598,618	644,995	615,404	537,209	498,018	472,158
Adjusted net revenue(1)	770,720	739,112	689,445	596,965	580,648	594,245	530,717	488,815	460,163
Net income (loss)	71,116	332,473	60,745	17,404	88,043	47,913	(266,684)	(47,549)	(34,422)
Adjusted EBITDA(1)	210,337	197,957	186,237	137,901	144,385	181,204	98,025	76,819	75,689
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within all three segments’ directly attributable expenses, as well as within expenses not allocated to segments. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated income (loss) before income taxes.

Table 7
Disaggregated Revenue
(Unaudited)

	Three Months Ended March 31,
($ in thousands)	2025	2024
Revenue from contracts with customers
Financial Services
Referrals, loan platform business	$19,700	$10,702
Referrals, other	2,530	2,034
Interchange	22,812	12,002
Brokerage	6,985	4,034
Other	1,731	927
Total financial services	53,758	29,699
Technology Platform
Technology services	85,988	84,650
Other	636	1,260
Total technology platform	86,624	85,910
Total revenue from contracts with customers	140,382	115,609
Other sources of revenue
Loan origination, sales, and securitizations	48,358	57,000
Servicing	4,447	6,974
Loan platform business, other	73,050	12
Other	6,796	62,682
Total other sources of revenue	132,651	126,668
Total noninterest income	$273,033	$242,277

Table 8
Analysis of Charge-Offs
(Unaudited)

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
($ in thousands)	Average Loans	Net Charge-offs	Ratio	Average Loans	Net Charge-offs	Ratio
Personal loans	$18,394,833	$150,074	3.31%	$15,664,935	$134,387	3.45%
Student loans	9,051,465	10,597	0.47%	6,983,205	10,417	0.60%
Home loans	226,734	—	—%	49,759	—	—%
Secured loans	757,030	—	—%	451,121	—	—%
Credit card	297,637	7,990	10.89%	269,688	10,546	15.73%
Commercial and consumer banking	149,374	3	0.01%	121,544	18	0.06%
Total loans	$28,877,073	$168,664	2.37%	$23,540,252	$155,368	2.65%

Table 9
Regulatory Capital
(Unaudited)

	March 31, 2025		March 31, 2024
($ in thousands)	Amount(1)	Ratio(1)	Amount	Ratio	Required Minimum(2)
SoFi Technologies
CET1 risk-based capital	$4,588,665	15.3%	$3,991,968	17.1%	7.0%
Tier 1 risk-based capital	4,588,665	15.3%	3,991,968	17.1%	8.5%
Total risk-based capital	4,632,758	15.5%	4,042,980	17.3%	10.5%
Tier 1 leverage	4,588,665	13.0%	3,991,968	14.0%	4.0%
Risk-weighted assets	29,916,797		23,335,645
Quarterly adjusted average assets	35,382,231		28,599,819
___________________
(1)Estimated.
(2)Required minimums presented for risk-based capital ratios include the required capital conservation buffer.